Exhibit 23.1

CONSENT OF INDEPENDENT REGISTED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116544 on Form S-8 of our  report dated March 12, 2007, relating to the consolidated financial statements and the financial statement schedule of Stratagene Corporation, appearing in this Annual Report on Form 10-K of Stratagene Corporation for the year ended December 31, 2006.

/s/ MAYER HOFFMAN MCCANN P.C.

San Diego, California
March 12, 2007